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                                                              EXHIBIT 99(A)(VI)

                   QUESTIONS AND ANSWERS ABOUT THE OFFER OF
                           MATEWAN BANCSHARES, INC.
                 TO PURCHASE FOR CASH UP TO 114,500 SHARES OF
                 CONVERTIBLE PREFERRED STOCK, SERIES A, 7.5%,
               AT A PURCHASE PRICE OF $24.00 TO $26.25 PER SHARE

                                April 30, 1997

 QUESTIONS AND ANSWERS ABOUT THE OFFER OF MATEWAN BANCSHARES, INC. TO PURCHASE
                              ITS PREFERRED STOCK

  The following information is designed to answer frequently asked questions about the offer by Matewan BancShares, Inc. to purchase shares of its preferred stock. Shareholders are referred to the Offer to Purchase and Letter of Transmittal for a detailed description of the terms and conditions of the offer.

Q.    WHAT IS THIS OFFER TO PURCHASE?

A. Matewan BancShares, Inc. ("Matewan" or the "Company") is inviting its shareholders to tender shares of its Convertible Preferred Stock, Series A, 7.5%, $1.00 par value per share (the "Shares"), at a price not in excess of $26.50 nor less than $24.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated April 30, 1997, and in the enclosed Letter of Transmittal (which together constitute the "Offer"). The Company will determine the single per Share price, not in excess of $26.50 nor less than $24.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 114,500 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $26.50 nor less than $24.00 per Share). This type of issuer tender offer is commonly referred to as a "Modified Dutch Auction."

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Q.    WHAT IS A "MODIFIED DUTCH AUCTION?"

A. A "Modified Dutch Auction" is a process whereby a company makes a direct tender offer to its own shareholders to purchase a specified number of shares of its stock within a specified price range per share, and pays the highest price at which it accepts shares to all shareholders whose shares are accepted. In this case, Matewan is making a direct offer to all of its shareholders to purchase in the aggregate 114,500 Shares of its preferred stock at a price not in excess of $26.50 nor less than $24.00 per Share. This process allows each shareholder to elect whether to sell stock, and the price the shareholder is willing to sell at within the given price range. After receiving tenders of Shares, at the termination of the Offer, the Company will choose the lowest price within the specified range that will permit it to purchase the amount of securities sought and this price will become the Purchase Price.

Q.    WHAT WILL BE THE FINAL PURCHASE PRICE?

A. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company will select the lowest Purchase Price that will allow it to buy 114,500 Shares. All shareholders tendering at or below the Purchase Price will receive the same amount. For example, if 75,000 Shares are tendered at $24.00 per Share, 75,000 Shares are tendered at $25.00 per Share, and 75,000 Shares are tendered at $26.00 per Share, 114,500 Shares will be purchased at $25.00 per Share from the persons who tendered at $24.00 and $25.00, and the 75,000 Shares tendered at $26.00 per Share will be returned and not purchased.

Q. WHAT WILL HAPPEN IF MORE THAN 114,500 SHARES ARE TENDERED AT OR BELOW THE PURCHASE PRICE?

A. In the event more than 114,500 Shares are tendered at or below the Purchase Price, Shares tendered at or below the Purchase Price will be subject to proration. For example, if the Offer is oversubscribed at 110% (i.e., 125,950 are tendered at or below the Purchase Price), approximately 91% of each tender will be purchased, provided, however, that the Company reserves the right, in its sole discretion, to purchase more than 114,500 Shares in the Offer.


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Q.    AT WHAT PRICE MAY I TENDER MY SHARES?

A. Shareholders may elect to tender their Shares in increments of 25 cents ($0.25) starting at $24.00 per Share up to and including $26.50 per Share. The election as to the number of Shares and the price a shareholder is willing to tender are to be indicated on the Letter of Transmittal.

Q.    HOW DO I TENDER MY SHARES?

A. If you hold your Shares in certificate form, you must either: (a) return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal, together with the certificates for the Shares being tendered, to the Depositary, Harris Trust Company of New York, which must receive them by 5:00 P.M., New York City time, on May 30, 1997; or (b) comply with the Guaranteed Delivery procedure described in Section 3 of the Offer to Purchase. If you mail your Letter of Transmittal and other documents, we recommend that you use registered or certified mail, properly insured. If you hold Shares in street name (i.e., through a broker), you should call your broker and ask how to tender your Shares.

      If you are a broker and are tendering Shares in book-entry form for your customers, you must comply with either the Book-Entry Delivery or Guaranteed Delivery procedure described in Section 2 of the Offer to Purchase.

Q. WHAT DO I DO IF I HAVE LOST MY CERTIFICATES, OR IF THEY HAVE BEEN MUTILATED, DESTROYED OR STOLEN, BUT I STILL WANT TO TENDER THEM?

A. Call the Depositary at (800) 245-7630 or (212) 701-7624 in New York for instructions for tendering Shares in such circumstances.

Q.    DO I HAVE TO SELL MY STOCK TO THE COMPANY?

A.    No. A shareholder is not required to tender any stock.

Q.    WHAT HAPPENS IF I DO NOT TENDER MY STOCK TO THE COMPANY TO PURCHASE?

A. Nothing will happen if you do not tender any or all of your Shares. Your Shares will remain outstanding without a change in the terms or

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      ownership rights. You will continue to own the same number of Shares without any adjustment, and you will continue to receive the same dividend rights. However, since the Company will purchase up to 114,500 of its outstanding Shares, the percentage of the outstanding stock which you own will increase since the number of outstanding Shares will be reduced.

Q.    WHAT IF THE TERMS OF THE OFFER CHANGE?

A. In the event the Expiration Date is extended or if the terms of the Offer are materially changed, the Company will generally give notice of the change and, under certain circumstances, at least ten (10) business days from such notice, shareholders will be able to change or withdraw their tender.

Q.    CAN I TENDER PART OF MY STOCK AT DIFFERENT PRICES?

A. Yes, you can elect to tender part of your stock at one price and an additional amount at a second price. For example, if you owned 1,500 Shares, you could tender 500 Shares at $24.00, 500 Shares at $25.00 and keep the remaining 500 Shares. However, you cannot tender the same stock at different prices. In the prior example, the shareholder owning 1,500 Shares cannot tender 1,500 Shares at $24.00 and 1,500 Shares at $25.00. If you tender some Shares at one price and other Shares at a different price, you must use a separate Letter of Transmittal for each price.

Q.    IS THERE ANY BROKERAGE COMMISSION?

A. No. The Company will purchase stock directly from each shareholder at the Purchase Price without the use of a broker.

Q.    CAN I CHANGE OR CANCEL MY TENDER?

A. You may increase or decrease the number of Shares indicated in the Letter of Transmittal or withdraw it entirely up until 5:00 P.M. on May 30, 1997. Generally, after May 30, 1997, you cannot withdraw your tender. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the May 30, 1997 deadline. Except as discussed in the Offer to Purchase, tenders are irrevocable after the May 30, 1997 deadline.


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Q.    HOW DO I TENDER MY SHARES IF MY SHARES ARE HELD BY MY BROKER?

A. If your Shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee. A separate transmittal form must be given to the nominee, which will instruct the nominee to make the tender of your Shares for you. You cannot tender such Shares using the Letter of Transmittal even though you may have received one for your information.

Q.    CAN YOU SUMMARIZE THE PROCESS BY WHICH SHARES ARE VALIDLY TENDERED?

A. Generally, for certificated Shares, you must complete the Letter of Transmittal (the blue form) as follows:

      . List the certificates and the number of Shares that you are tendering.

      . Check the box specifying the price at which you are tendering.

      . If you want to give us special payment instructions, complete that section of the Letter of Transmittal.

      . If you want to give us special delivery instructions, complete that section of the Letter of Transmittal.

      . If you are an Odd Lot Holder who is tendering all your Shares, complete that section of the Letter of Transmittal.

      . If you want to make a conditional tender of Shares, complete that section of the Letter of Transmittal.

      . If your Shares are being delivered by book-entry or your certificates are being delivered pursuant to a Notice of Guaranteed Delivery, complete that section of the Letter of Transmittal.

      . Complete Substitute Form W-9 to certify your tax identification number.

      . Sign the Letter of Transmittal (in certain circumstances, signatures must be guaranteed).

      You must deliver your Share certificate or comply with one of the alternate delivery methods. See Section 2 of the Offer to Purchase. These documents must be received by the Depositary, Harris Trust

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     Company of New York, no later than 5:00 P.M. on May 30, 1997. If you are tendering Shares held by a broker, commercial bank, trust company or other nominee, a separate letter of instructions must be given to your nominee who will, on the basis of your instructions, tender Shares for you. Please see Section 2 and the Letter of Transmittal for more details about how to tender Shares.

Q.   HOW CAN I GET MORE INFORMATION?

A. If you have a question, please call our Information Agent, D.F. King & Co., Inc., at (800) 290-6427 (toll-free) or (212) 269-5550 (call collect), in New York, or our Dealer Manager, Wheat First Butcher Singer, at (800) 999-4328 (toll-free) or (804) 649-2311 (call collect), in
     Richmond, from 9:00 A.M. to 5:00 P.M., Monday through Friday.

  This brochure is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to purchase the stock of the Company is made only by the Matewan BancShares, Inc. Offer to Purchase document dated April 30, 1997, and the accompanying Letter of Transmittal.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDERS' SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.


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